EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 2-77590, No. 2-95258, No. 033-00661, No. 33-51257, No. 033-63859, No. 333-09851, No. 333-48423, No. 333-54560, No. 333-105527 and No. 333-130382, each on Form S-8, of our reports dated February 23, 2010, relating to the consolidated financial statements and financial statement schedule of Liz Claiborne, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Liz Claiborne, Inc. and subsidiaries for the year ended January 2, 2010.
/s/ DELOITTE & TOUCHE LLP
New York, New York
February 23, 2010